Exhibit 35.1

AMERICAN HONDA FINANCE CORPORATION

ANNUAL COMPLIANCE CERTIFICATE

PURSUANT TO SECTION 3.11(a) OF THE

SALE AND SERVICING AGREEMENT AND

ITEM 1123 OF REGULATION AB

I, Paul C. Honda, do hereby certify that I am the Vice President, Assistant Secretary and Compliance Officer of American Honda Finance Corporation, a California corporation (the "Company"), and further certify on behalf of the Company in its capacity as servicer (the "Servicer" and "Sponsor") under the Sale and Servicing Agreement (the "Agreement") dated as of October 21, 2011 among the Servicer and Sponsor, American Honda Receivables LLC, as Seller, and Honda Auto Receivables 2011-3 Owner Trust, as follows:

(i)	A review of the activities of the Servicer during the reporting period ended March 31, 2012, and of its performance under the Agreement has been made under my supervision.

(ii)	To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of June, 2012.

_/s/ Paul C. Honda_________________________
Paul C. Honda
Vice President, Assistant Secretary, and Compliance Officer
(senior officer in charge of the servicing function)